EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces First Quarter 2019 Financial Results and Provides Operational Update

MAY 8, 2019 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the first quarter ended March 31, 2019 and provided an operational update.

First Quarter Highlights

•	Production of 3.2 Bcfe for the quarter, or 35.9 Mmcfed, within guidance

•	Net loss of $8.6 million and Adjusted EBITDAX, on a recurring basis, of $5.4 million for the quarter

•	24% increase in West Texas crude oil production

•	26% decrease in general and administrative (“G&A”) costs for the quarter, or a 36% decrease when excluding non-cash stock-based compensation and non-recurring items described below

•	Spud our Iron Snake #1H well in Pecos County, TX in the Southern Delaware Basin

Management Commentary

Wilkie S. Colyer, the Company’s President and Chief Executive Officer, said “We are excited to once again be drilling. The Iron Snake #1H is the first well drilled in NE Bullseye, the portion of our Southern Delaware Basin acreage that we acquired in December of last year. We expect to drill a total of three wells this year in that new area, and one in our legacy Bullseye acreage.  We will complete those and the Ripper State #2H well drilled in 2018, thereby adding five wells to our production base in the second half of the year. As previously disclosed, during this period of commodity price instability, we will limit our capital expenditures to those necessary to meet leasehold obligations and focus on keeping our leverage at a manageable level.”

Summary First Quarter Financial Results

Net loss for the three months ended March 31, 2019 was $8.6 million, or ($0.26) per basic and diluted share, compared to net income of $0.9 million, or $0.04 per basic and diluted share, for the prior year’s quarter, which was positively impacted by a $9.4 million gain on sale of assets. The current quarter was negatively impacted by lower revenues due to lower production and lower crude oil and natural gas liquids prices as well as a larger reduction in the mark-to-market value of our outstanding derivatives. Partially offsetting those quarterly declines were lower operating expenses, lower depreciation, depletion, and amortization (“DD&A”) expense and lower impairment expenses in the current year quarter.  Average weighted shares outstanding were approximately 33.8 million and 24.8 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, as defined below and on a recurring basis, of approximately $5.4 million for the three months ended March 31, 2019, compared to $8.3 million for the same period last year, a decrease attributable primarily to lower revenues.  Cash flow for the current quarter was $4.4 million, or $0.13 per share, compared to $6.9 million, or $0.28 per share for the prior year’s quarter.

Revenues for the current quarter were approximately $14.0 million compared to $20.4 million for the prior year’s quarter, a decrease attributable to lower production during the current quarter and a 19% and 17% decrease in crude oil and natural gas liquids prices, respectively.

Production for the first quarter of 2019 was approximately 3.2 Bcfe, or 35.9 Mmcfe per day, within our previously provided guidance, compared to 50.0 Mmcfe per day for the first quarter of 2018.  This expected year over year decline in equivalent production volumes was attributable in part to non-core asset sales in 2018 (approximately 8.7 Mmcfed for the 2018 quarter) and in part to higher than normal field decline due to a reduced capital program in the latter half of 2018 and the first quarter of 2019.  Partially mitigating those decreases was the fact that the percentage of production from higher-value oil and natural gas liquids increased from 35% to 41% in the current year quarter.  As the year progresses, that percentage should continue to increase due to our oil-weighted drilling program that we commenced in March 2019 with the spudding of the Iron Snake #1H.  Crude oil and natural gas liquids production during the first quarter of 2019 was approximately 2,500 barrels per day, compared to approximately 3,000 barrels per day in the first quarter of 2018, a decline attributable in large part to the non-core asset sales.  Our production guidance for the second quarter of 2019 is expected to be between 30 and 35 Mmcfed, a sequential decline as completion operations, and the subsequent commencement of production, on the wells currently being drilled in the Southern Delaware Basin are not expected to begin until the third quarter.  As a result of our current plans to complete and bring to production five wells during the second half of the year, we expect quarterly production to show improvement after the second quarter.

The weighted average equivalent sales price during the three months ended March 31, 2019 was $4.33 per Mcfe, compared to $4.53 per Mcfe for the same period last year, as we experienced decreases of 19% and 17% in crude oil and natural gas liquids prices, respectively, compared to a 1% increase in natural gas prices.

Operating expenses for the three months ended March 31, 2019 were approximately $5.2 million, or $1.60 per Mcfe and within our previously provided guidance, compared to $6.9 million, or $1.54 per Mcfe, for the same period last year. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes were approximately $4.8 million, or $1.49 per Mcfe, for the current quarter, compared to approximately $6.1 million, or $1.37 per Mcfe, for the prior year’s quarter, a decrease primarily attributable to the asset sales. Our guidance for operating expenses for the second quarter of 2019, exclusive of production and ad valorem taxes, is between $4.7 and $5.3 million, which is consistent with the current quarter.

DD&A expense for the three months ended March 31, 2019 was $7.6 million, or $2.34 per Mcfe, compared to $10.5 million, or $2.33 per Mcfe, for the prior year’s quarter, a decrease attributable to lower production during the quarter.

Impairment and abandonment expense was $0.6 million for the current quarter, including approximately $0.5 million related to the impairment of certain non-core unproved properties primarily due to expiring leases.

Total G&A expenses were $5.0 million for the three months ended March 31, 2019, compared to $6.7 million for the prior year’s quarter.  Recurring cash G&A expenses (defined as G&A expenses exclusive of stock compensation expense of $1.1 million and non-recurring strategic advisory fees of $0.6 million) were $3.3 million, or $1.04 per Mcfe for the current quarter, and below our previously provided guidance, compared to $5.3 million, or $1.18 per Mcfe for the prior year’s quarter, an approximate 36% decline. The decrease relates primarily to $1.9 million in lower salaries and bonus expense during the current quarter due to a smaller administrative workforce. For the second quarter of 2019, we have provided guidance of $3.5 to $4.0 million for cash general and administrative expenses.

Gain from affiliates (i.e., Exaro Energy III) for the three months ended March 31, 2019 was approximately $0.3 million, compared to a gain of $0.7 million for the same period last year.

2019 Capital Program

Capital costs incurred for the three months ended March 31, 2019 were approximately $2.8 million, including $0.9 million for commencement of our drilling program in the Southern Delaware Basin in Pecos County, Texas.  Our capital expenditure budget for 2019 has not changed since the previous announcement and is forecasted to be approximately $30.3 million, including $28.4 million in the Southern Delaware Basin.

As of March 31, 2019, we had approximately $65.6 million of debt outstanding under our credit facility, with $22.6 million of availability.  The borrowing base under our credit facility is currently $90.0 million. We are currently working with our bank group on determining the level of borrowing base for the period through the October 1, 2019 maturity.  We are also continuing to pursue a refinancing of our credit facility and expect to have that done prior to its maturity.

Drilling Activity Update

Our recent Southern Delaware Basin activity consists of the following:

Iron Snake #1H

The Iron Snake #1H (50% WI, 37.5% NRI), targeting the Wolfcamp B formation, was spud in March 2019.  The well was drilled to a total measured depth of 20,511 feet, including a 10,112 foot lateral. In order to coordinate the completion of production infrastructure required to be built in this portion of our acreage with the commencement of production, completion operations are expected to begin in August 2019 with first production expected in October 2019.

American Hornet #1H

The American Hornet #1H (49.9% WI, 39.6% NRI), targeting the Wolfcamp A formation, was spud in April 2019.  The well is expected to be drilled to a total measured depth of 20,100 feet, including a 10,000 foot lateral, with production expected to begin in September 2019.

For the remainder of the year, our capital expenditure budget calls for us to drill two more Southern Delaware wells after the American Hornet and complete a total of five wells, with the next well to be the Breakthrough State #1H.  This well will target the Wolfcamp A formation and is expected to be spud in May 2019.

Derivative Instruments

As of March 31, 2019, we had the following financial derivative contracts in place with members of our bank group.  These contracts represent approximately 66% of our currently forecasted remaining 2019 proved developed reserves (“PDP”) natural gas production and 70% of our currently forecasted remaining 2019 PDP crude oil production.

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	April 2019 - July 2019	Swap	600,000 MMBtus	$2.75 (1)
Natural Gas	Aug 2019 - Oct 2019	Swap	100,000 MMBtus	$2.75 (1)
Natural Gas	Nov 2019 - Dec 2019	Swap	500,000 MMBtus	$2.75 (1)

Oil	April 2019 - Dec 2019	Collar	7,000 Bbls	$50.00 - 58.00 (2)
Oil	April 2019 - Dec 2019	Collar	4,000 Bbls	$52.00 - 59.45 (3)
Oil	April 2019 - June 2019	Collar	12,000 Bbls	$70.00 - 76.25 (3)

Oil	April 2019 - July 2019	Swap	6,000 Bbls	$66.10 (3)

Oil	July 2019	Swap	12,000 Bbls	$72.10 (3)
Oil	Aug 2019 - Oct 2019	Swap	9,000 Bbls	$72.10 (3)
Oil	Nov 2019 - Dec 2019	Swap	12,000 Bbls	$72.10 (3)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on Argus Louisiana Light Sweet crude oil prices.
(3)	Based on West Texas Intermediate crude oil prices.

In May 2019, the Company entered into the following additional financial derivative contracts with a third-party counterparty under an unsecured line of credit with no margin call provisions:

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	Jan 2020 - March 2020	Swap	425,000 MMBtus	$2.84 (1)

Natural Gas	April 2020 - July 2020	Swap	400,000 MMBtus	$2.53 (1)
Natural Gas	Aug 2020 - Oct 2020	Swap	40,000 MMBtus	$2.53 (1)

Natural Gas	Nov 2020 - Dec 2020	Swap	375,000 MMBtus	$2.70 (1)

Oil	May 2019 - Dec 2019	Swap	2,400 Bbls	$61.72 (2)

Oil	Jan 2020 - June 2020	Swap	22,000 Bbls	$57.74 (2)
Oil	July 2020 - Dec 2020	Swap	15,000 Bbls	$57.74 (2)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on West Texas Intermediate crude oil prices.

In May 2019, the Company also entered into a costless swap agreement with a Mid-Cushing oil differential swap price of $0.05 per barrel of crude oil. The agreement fixes the Company’s exposure to that differential on 12,000 barrels of crude oil per month for January 2020 through June 2020 and 10,000 barrels per month for July 2020 through December 2020.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three months ended March 31, 2019 and 2018:

	Three Months Ended
	March 31,
	2019	2018	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	13	19	-32%
Natural gas (Mmcf)	1,635	2,296	-29%
Natural gas liquids (Mbbls)	66	78	-15%
Natural gas equivalents (Mmcfe)	2,111	2,877	-27%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	112	121	-7%
Natural gas (Mmcf)	258	617	-58%
Natural gas liquids (Mbbls)	32	47	-32%
Natural gas equivalents (Mmcfe)	1,124	1,627	-31%

Total Volumes Sold:
Oil and condensate (Mbbls)	125	140	-11%
Natural gas (Mmcf)	1,893	2,913	-35%
Natural gas liquids (Mbbls)	98	125	-22%
Natural gas equivalents (Mmcfe)	3,235	4,504	-28%

Daily Sales Volumes:
Oil and condensate (Mbbls)	1.4	1.6	-11%
Natural gas (Mmcf)	21.0	32.4	-35%
Natural gas liquids (Mbbls)	1.1	1.4	-22%
Natural gas equivalents (Mmcfe)	35.9	50.0	-28%

Average sales prices:
Oil and condensate (per Bbl)	$51.08	$62.76	-19%
Natural gas (per Mcf)	$2.98	$2.96	1%
Natural gas liquids (per Bbl)	$19.96	$23.97	-17%
Total (per Mcfe)	$4.33	$4.53	-4%

	Three Months Ended
	March 31,
	2019	2018	%
Offshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.74	$0.82	-10%
Production and ad valorem taxes	$0.07	$0.07	0%

Onshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$2.89	$2.33	24%
Production and ad valorem taxes	$0.21	$0.36	-42%

Average Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$1.49	$1.37	9%
Production and ad valorem taxes	$0.12	$0.17	-29%
General and administrative expense (cash)	$1.22	$1.18	3%
Interest expense	$0.34	$0.31	10%

Adjusted EBITDAX (2) (thousands)	$5,444	$8,344

Weighted Average Shares Outstanding (thousands)
Basic	33,770	24,793
Diluted	33,770	24,841

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net income.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Cash and cash equivalents	$—	$—
Accounts receivable, net	11,530	11,531
Other current assets	1,951	5,903
Net property and equipment	228,146	233,174
Investment in affiliates and other non-current assets	6,405	6,524

TOTAL ASSETS	$248,032	$257,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	32,188	39,506
Current portion of long-term debt	65,552	60,000
Other current liabilities	2,212	1,751
Long-term debt	—	—
Asset retirement obligations	12,108	12,168
Other non-current liabilities	3,421	3,318
Total shareholders’ equity	132,551	140,389

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$248,032	$257,132

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)
REVENUES
Oil and condensate sales	$6,406	$8,811
Natural gas sales	5,642	8,609
Natural gas liquids sales	1,963	3,017
Total revenues	14,011	20,437

EXPENSES
Operating expenses	5,192	6,927
Exploration expenses	224	469
Depreciation, depletion and amortization	7,556	10,485
Impairment and abandonment of oil and gas properties	587	3,327
General and administrative expenses	5,005	6,726
Total expenses	18,564	27,934

OTHER INCOME (EXPENSE)
Gain from investment in affiliates, net of income taxes	30	707
Gain (loss) from sale of assets	(12)	9,447
Interest expense	(1,092)	(1,409)
Loss on derivatives, net	(2,878)	(1,032)
Other income (expense)	(86)	879
Total other income (expense)	(4,038)	8,592

NET INCOME (LOSS) BEFORE INCOME TAXES	(8,591)	1,095

Income tax provision	(27)	(158)

NET INCOME (LOSS)	$(8,618)	$937

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission (“SEC”) rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement.  We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended
	March 31,
	2019	2018
	(in thousands)
Net income (loss)	$(8,618)	$937
Interest expense	1,092	1,409
Income tax provision	27	158
Depreciation, depletion and amortization	7,556	10,485
Exploration expense	224	469
EBITDAX	$281	$13,458

Unrealized loss on derivative instruments	$3,646	$519
Non-cash stock-based compensation charges	1,052	1,424
Impairment of oil and gas properties	483	3,097
Gain on sale of assets and investment in affiliates	(18)	(10,154)
Adjusted EBITDAX	$5,444	$8,344

In addition to Adjusted EBITDAX, we may provide additional non-GAAP financial measures because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate.  However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  For example, Adjusted EBITDAX have material limitations as performance measures because it excludes items that are necessary elements of our costs and operations.  Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

Guidance for Second Quarter 2019

The Company is providing the following guidance for the second calendar quarter of 2019.

Production	30,000 - 35,000 Mcfe per day

LOE (including transportation and workovers)	$4.7 million - $5.3 million

Production and ad valorem taxes (% of Revenue)	3.50% - 4.0%

Cash G&A	$3.5 million - $4.0 million

DD&A Rate	$2.40 - $2.65

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Thursday, May  9, 2019 at 8:30am Central Daylight Time.  Those interested in participating in the earnings conference call may do so by calling 1-800-288-8974, (International 1-612-332-0530) and entering participation code 467281.  A replay of the call will be available from Thursday, May 9, 2019 at 10:30am

CDT through Thursday, May  16, 2019 at 11:59pm CDT  by calling 1-800-475-6701, (International 1-320-365-3844) and entering participation code 467281.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas and Wyoming and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the Texas Gulf Coast and the Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, based on Contango’s current expectations and includes statements regarding our estimates of future production, and other guidance (including information regarding lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s drilling program, acquisitions and divestitures, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or words and phrases stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness, including our ability to refinance and/or replace our existing credit facility, provide additional liquidity for future capital expenditures and/or continue as a going concern; fluctuations in oil and gas prices; risks associated with derivative positions; our ability to realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general market volatility;  ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly reports on Form 10-Q filed with or furnished to the SEC. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer